Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2019 with respect to the consolidated financial statements of Hawk Parent Holdings LLC and Subsidiaries incorporated by reference in this Amendment No. 2 to the Registration Statement on Form S-3, which report was included in Repay Holdings Corporation’s Current Report on Form 8-K filed July 17, 2019, as amended on August 14, 2019. We consent to the use of the aforementioned report in this Amendment No. 2 to the Registration Statement on Form S-3, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

August 26, 2019